Exhibit 10.2
EXECUTION VERSION
STANDSTILL AGREEMENT
July 21, 2010
     This Standstill Agreement, dated as of July 21, 2010 (this “Agreement”), is by and among Lance, Inc., a North Carolina corporation (“Lance”), Michael A. Warehime, individually (“MAW”) and Patricia A. Warehime, individually (“PAW”).
     WHEREAS, Lance, Snyder’s of Hanover, Inc., a Pennsylvania corporation (“Snyder’s”), and Lima Merger Corp., a Pennsylvania corporation and a wholly owned Subsidiary of Lance (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated the date hereof (as amended, modified or otherwise supplemented from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Snyder’s (the “Merger”);
     WHEREAS, as of the date hereof, MAW is the Beneficial Owner of 84,965 shares of Class A Common Stock of Snyder’s, par value $100.00 per share, and PAW is the Beneficial Owner of 7,350 shares of Class A Common Stock of Snyder’s, par value $100.00 per share (collectively, with any other Snyder’s Shares which MAW or PAW become the Beneficial Owner of prior to the termination of this Agreement, the “MAW/PAW Snyder’s Shares”);
     WHEREAS, upon consummation of the Merger, MAW and PAW shall receive Lance Shares in exchange for his or her MAW/PAW Snyder’s Shares (such Lance Shares received in exchange for Snyder’s Shares upon consummation of the Merger, together with all other Lance Shares which MAW or PAW is the record owner or Beneficial Owner of at any time, the “MAW/PAW Lance Shares”); and
     WHEREAS, as a condition to Lance’s willingness to enter into the Merger Agreement, Lance has required that MAW and PAW enter into this Agreement and, in order to induce Lance to enter into the Merger Agreement, MAW and PAW are willing to enter into this Agreement.
     NOW, THEREFORE, intending to be legally bound, each of the parties hereby agree as follows:
1. Certain Definitions.
     For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms have the respective meanings set forth below.
     “Beneficial Owner” and “Beneficial Ownership” and words of similar import have the meaning assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules; provided, that a Person shall be deemed to have Beneficial Ownership of all securities that such Person has a right to acquire without regard to the 60 day limitation in such rule.
     “Family Member” includes, with respect to MAW or PAW, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, mother-in-law, father-in-law, son-in-law, daughter-in-law, including adoptive relationships, any person sharing MAW’s or PAW’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or MAW or PAW) control the management of assets, and any other entity in which these persons (or MAW or PAW) own more than fifty percent of the voting interests.

2. Standstill in Respect of MAW/PAW Lance Shares.
     (a) MAW and PAW hereby agree that, from and after the date hereof until the third anniversary of the Effective Time of the Merger, he or she shall not, directly or indirectly, unless specifically agreed to in writing by a majority of the independent members of the board of directors of Lance or expressly contemplated by the terms of this Agreement:
          (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire Lance Shares or any other securities of Lance, or any material assets of Lance or any Subsidiary or division thereof; provided, that following the Effective Time, MAW and PAW shall be permitted to acquire Lance Shares (A) pursuant to exercise of stock options granted to MAW and PAW, (B) directly from a Family Member or (C) by reinvesting dividends received in respect of MAW/PAW’s Lance Shares in accordance with applicable securities Laws and Lance’s internal policies related thereto; provided, further, that any such reinvesting of dividends shall be done outside of any dividend reinvestment program sponsored by Lance. For the avoidance of doubt, any compensation of MAW and PAW from Lance (whether in cash, other assets or Lance stock or stock options) shall not be prohibited by this Agreement, but any Lance Shares received directly or indirectly as compensation of MAW and PAW shall be subject to the terms of this Agreement;
          (ii) Transfer, or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the MAW/PAW Lance Shares; provided, that (A) if MAW or PAW is an “affiliate” (as such term is defined in Rule 144 of the Securities Act (“Rule 144”)) of Lance, such person that is an “affiliate” shall be permitted to Transfer any of its MAW/PAW Lance Shares in a Transfer pursuant to Rule 144 or, if MAW or PAW is not an “affiliate” (as such term is defined in Rule 144) of Lance, then such person shall be permitted to Transfer any of its MAW/PAW Lance Shares to the same extent as would be permitted pursuant to Rule 144 if such person was an “affiliate” of Lance pursuant to Rule 144 and (B) each of MAW and PAW may Transfer the MAW/PAW Lance Shares held by such person to a Family Member of such person for estate planning purposes; provided, further, that each transferee pursuant to clause (B) shall agree in writing to be bound by the terms of this Agreement (solely with respect to the MAW/PAW Lance Shares transferred pursuant to this clause (B)) upon or prior to the consummation of such Transfer; or
          (iii) take any action contrary to the following aspects of Snyder’s and Lance’s proposed governance structure following the Merger as reflected in Exhibit C to the Merger Agreement: (A) reducing the total number of directors from 16 in 2010 to 14 in 2011 and to 12 in 2012, (B) the re-election of those Lance directors who are eligible for re-election in 2011 and (C) the re-election of those Lance directors who are eligible for re-election in 2012.
     (b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate Beneficial Ownership of Lance Shares by MAW and PAW exceed thirty percent (30%) of the issued and outstanding Lance Shares at any time.
3. Representations and Warranties of MAW.
     MAW and PAW hereby represent and warrant to Lance as follows:
     (a) No Conflicts. Neither the execution and delivery of this Agreement by MAW and PAW, nor the consummation by MAW and PAW of the transactions contemplated hereby, will (i) conflict with or result in any breach of the organizational documents of Snyder’s; (ii) require any Permit from any or Governmental Body or any authorization, consent or approval from any other Person; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which MAW and/or PAW is a party or by which MAW and PAW or any of the MAW/PAW Snyder’s Shares or MAW and PAW assets may be bound, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair MAW’s or PAW’s ability to perform its obligations under this Agreement.
     (b) Reliance by Lance. MAW and PAW understand and acknowledge that Lance is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by MAW and PAW.
4. Representations and Warranties of Lance.
     Lance hereby represents and warrants to the MAW and PAW as follows:
     (a) Corporate Organization. Lance is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
     (b) Authority Relative to This Agreement. Lance has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Lance of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Lance, and no other corporate proceedings on the part of Lance are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lance and, assuming that this Agreement constitutes the valid and binding agreement of the MAW and PAW, constitutes the valid and binding agreement of Lance, enforceable against Lance in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     (c) No Conflicts. Neither the execution and delivery of this Agreement by Lance, nor the consummation by Lance of the transactions contemplated hereby, will (i) conflict with or result in any breach of the Certificate of Incorporation or the Bylaws of Lance; (ii) require any Permit from any Governmental Body; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Lance is a party, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair Lance’s ability to perform its obligations under this Agreement.
5. Termination.
     (a) Subject to Section 5(b), this Agreement shall terminate and neither Lance nor MAW or PAW shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Lance, MAW and PAW, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the third anniversary of the Effective Time of the Merger.
     (b) Notwithstanding Section 5(a), (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement, and (ii) Sections 4 and 6(b) through 6(p), inclusive, of this Agreement shall survive the termination of this Agreement.
6. Miscellaneous.

     (a) Publication. MAW and PAW hereby authorize Lance to publish and disclose in the Joint Proxy Statement, the Form S-4 and any other Filing his and her identity and ownership of Snyder’s Shares and the nature of his and her commitments, arrangements and understandings pursuant to this Agreement.
     (b) Appraisal Rights. To the extent permitted by applicable Law, MAW and PAW hereby waive any rights of appraisal or rights to dissent from the Merger that he or she may have under applicable Law.
     (c) Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.
     (d) Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     (e) Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws thereof.
     (g) Jurisdiction; Waiver of Jury Trial.
          (i) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Pennsylvania state or federal court of appropriate jurisdiction in any action arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Pennsylvania state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The parties further agree, to the extent permitted by applicable law, that any final and nonappealable judgment against any of them in any action referred to above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
          (ii) EACH OF LANCE, MAW AND PAW HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     (h) Specific Performance. MAW and PAW recognize and acknowledge that a breach of covenants or agreements contained in this Agreement will cause Lance to sustain irreparable damage for which Lance would not have an adequate remedy at law for money damages. Therefore, MAW and PAW agree that, in the event of any such breach or threatened breach, Lance shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. MAW and PAW further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Lance shall be entitled to recover its attorneys’ fees and all of its costs and expenses in enforcing this Agreement.
     (i) Notices. All notices, requests, instructions or other documents to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:
If to Lance:
Lance, Inc.
13024 Ballantyne Corporate Place
Suite 900
Charlotte, NC 28277
Fax: (704) 554-5586 and (704) 557-8197
Phone: (704) 557-8021 and (704) 557-8300
Attn: Rick D. Puckett and Edward H. Schuth, Esq.
with a copy to (which shall not constitute notice):
K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, NC 28202
Fax: (704) 353-3182
Phone: (704) 331-7482
Attn: Alec Watson
If to MAW, to:
Michael A. Warehime
c/o Snyder’s of Hanover, Inc.
1250 York Street
Hanover, PA 17331
Fax.: (717) 632-7207
Phone: 717-632-4477 (ext. 5201)
with a copy to (which shall not constitute notice):
Eckert Seamans Cherin & Mellott, LLC
44th Floor, 600 Grant Street
Pittsburgh, PA 15219
Fax: (412) 566-6099
Phone: (412) 566-2075
Attn: John J. Kearns, III
If to PAW, to:

Patricia A. Warehime
6663 Moulstown Road East
Hanover, PA 17331
Phone: 717-637-6090
with a copy to (which shall not constitute notice):
Eckert Seamans Cherin & Mellott, LLC
44th Floor, 600 Grant Street
Pittsburgh, PA 15219
Fax: (412) 566-6099
Phone: (412) 566-2075
Attn: John J. Kearns, III
     (j) Entire Agreement; Assignment. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement may not be assigned by any of the parties hereto by operation of law or otherwise.
     (k) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     (l) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     (m) Certain Interpretations. Unless otherwise specified, all references in this Agreement to Sections shall be deemed to refer to Sections of this Agreement. The Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders. The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.” The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. The parties hereto agree that the intention of this Agreement is to provide certain restrictions on MAW and PAW with respect to the MAW/PAW Snyder’s Shares and the MAW/PAW Lance Shares held by each of them, and that any attempt by either MAW or PAW to circumvent the restrictions contemplated hereby shall be deemed a breach of this Agreement and shall be null and void.
     (n) Fees and Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     (o) Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Lance any direct or indirect ownership or incidence of ownership of or with respect to any MAW/PAW Lance Shares. All rights, ownership and economic benefits of and relating to the MAW/PAW Lance Shares shall remain vested in and belong to MAW/PAW, and Lance shall have no authority to direct MAW/PAW in the voting or disposition of any of the MAW/PAW Snyder’s Shares or MAW/PAW Lance Shares.
     (p) Capacity as a Stockholder. MAW and PAW do not make any agreement or understanding herein in his or her capacity as a director of Snyder’s. MAW and PAW make their agreements and understandings herein solely in their capacity as the record holder and beneficial owner of the MAW and PAW Snyder’s Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by MAW and PAW in their capacity as a director or officer of Snyder’s.
[Signature page follows]

     IN WITNESS WHEREOF, Lance, MAW and PAW have caused this Agreement to be duly executed as of the day and year first above written.

LANCE, INC.

By:	/s/ David V. Singer
Name: David V. Singer
Title: President and Chief Executive Officer

/s/ Michael A. Warehime

Michael A. Warehime

/s/ Patricia A. Warehime

Patricia A. Warehime
Signature Page to Standstill Agreement